Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., January 21, 2016 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended January 2, 2016.

First Quarter 2016 Results

Net earnings for the first quarter of fiscal 2016 increased to $6.7 million, or $0.36 per share from $4.2 million, or $0.22 per diluted share in the same period a year ago. Net sales decreased 16.5% to $92.4 million from $110.6 million in the prior year period on a 9.0% decrease in shipments and an 8.3% decrease in average selling prices. On a sequential basis, shipments decreased 19.9% from the fourth quarter of fiscal 2015 due to the usual seasonal slowdown in construction activity and the extra week in the fourth quarter while average selling prices decreased 2.3%.

Insteel’s first-quarter results were favorably impacted by higher spreads between selling prices and raw material costs relative to the prior year quarter, which were partially offset by the decrease in shipments.

Operating activities provided $12.4 million of cash while using $9.5 million in the prior year quarter primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $0.7 million of cash while using $17.9 million in the prior year quarter. Capital expenditures were $0.9 million compared with $3.5 million in the prior year quarter and are expected to increase to approximately $20.0 million in fiscal 2016 largely due to outlays related to the expansion of the Houston prestressed concrete strand (“PC strand”) facility. Following the end of the quarter, on January 8, 2016 Insteel paid a special cash dividend totaling $18.6 million, or $1.00 per share, to shareholders of record as of December 11, 2015.

Balance Sheet and Liquidity

Cash and cash equivalents increased $12.4 million during the first quarter to $45.6 million. Insteel ended the quarter debt-free with no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into the second fiscal quarter, we expect that our results will be affected by the usual seasonal slowdown in construction activity in most of our markets related to winter weather conditions,” commented H.O. Woltz III, Insteel’s president and CEO. “Looking ahead to the remainder of fiscal 2016, we anticipate improved demand for our concrete reinforcing products driven by the gradual recovery in nonresidential construction. We also expect to benefit from the recent passage of a five-year federal highway spending bill, which provides a higher degree of funding certainty for states and municipalities that should translate into increased infrastructure construction in the coming years.”

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2015. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s

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ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 3, 2015 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended
	January 2,	December 27,
	2016	2014
Net sales	$92,391	$110,628
Cost of sales	75,968	98,585
Gross profit	16,423	12,043
Selling, general and administrative expense	6,335	5,652
Restructuring recoveries, net	(75)	-
Other income, net	(114)	(40)
Interest expense	41	94
Interest income	(18)	-
Earnings before income taxes	10,254	6,337
Income taxes	3,546	2,187
Net earnings	$6,708	$4,150

Net earnings per share:
Basic	$0.36	$0.23
Diluted	0.36	0.22

Weighted average shares outstanding:
Basic	18,525	18,377
Diluted	18,883	18,820

Cash dividends declared per share	$1.03	$0.03

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Unaudited)
	January 2,	October 3,	December 27,
	2016	2015	2014
Assets
Current assets:
Cash and cash equivalents	$45,619	$33,258	$11
Accounts receivable, net	40,368	46,782	40,688
Inventories	69,065	66,009	87,464
Other current assets	2,547	5,309	4,784
Total current assets	157,599	151,358	132,947
Property, plant and equipment, net	83,144	84,178	91,443
Intangibles, net	9,931	10,220	9,600
Goodwill	6,965	6,965	6,965
Other assets	7,681	7,518	7,102
Total assets	$265,320	$260,239	$248,057

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$31,467	$32,182	$30,874
Accrued expenses	12,033	13,644	9,096
Dividends payable	18,600	-	-
Total current liabilities	62,100	45,826	39,970
Long-term debt	-	-	10,000
Other liabilities	13,814	14,198	15,163
Shareholders' equity:
Common stock	18,600	18,466	18,377
Additional paid-in capital	62,475	60,967	59,309
Retained earnings	110,477	122,928	107,028
Accumulated other comprehensive loss	(2,146)	(2,146)	(1,790)
Total shareholders' equity	189,406	200,215	182,924
Total liabilities and shareholders' equity	$265,320	$260,239	$248,057

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	January 2,	December 27,
	2016	2014
Cash Flows From Operating Activities:
Net earnings	$6,708	$4,150
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	2,742	2,869
Amortization of capitalized financing costs	16	26
Stock-based compensation expense	229	442
Deferred income taxes	1,215	935
Excess tax benefits from stock-based compensation	(253)	-
Gain on sale and disposition of property, plant and equipment	(239)	(77)
Increase in cash surrender value of life insurance policies over premiums paid	-	(136)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	6,414	10,360
Inventories	(3,056)	(5,565)
Accounts payable and accrued expenses	(2,659)	(22,716)
Other changes	1,274	199
Total adjustments	5,683	(13,663)
Net cash provided by (used for) operating activities	12,391	(9,513)

Cash Flows From Investing Activities:
Capital expenditures	(941)	(3,515)
Acquisition of business	-	411
Proceeds from sale of assets held for sale	180	-
Proceeds from sale of property, plant and equipment	60	89
Proceeds from surrender of life insurance policies	40	40
Increase in cash surrender value of life insurance policies	(212)	-
Net cash used for investing activities	(873)	(2,975)

Cash Flows From Financing Activities:
Proceeds from long-term debt	65	47,757
Principal payments on long-term debt	(65)	(37,757)
Cash dividends paid	(559)	(551)
Cash received from exercise of stock options	1,492	-
Excess tax benefits from stock-based compensation	253	-
Financing costs	(11)	-
Payment of employee tax withholdings related to net share transactions	(332)	-
Net cash provided by financing activities	843	9,449

Net increase (decrease) in cash and cash equivalents	12,361	(3,039)
Cash and cash equivalents at beginning of period	33,258	3,050
Cash and cash equivalents at end of period	$45,619	$11

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$16
Income taxes, net	2,194	45
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	479	206
Declaration of cash dividends to be paid	18,600	-
Restricted stock units and stock options surrendered for withholding taxes payable	332	-
Post-closing purchase price adjustment for business acquired	-	65

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